LightPath Technologies Announces Positive Net Income for the Quarter Ended March 31, 2010

ORLANDO, FL -- (Marketwire - May 06, 2010) - LightPath Technologies, Inc. (NASDAQ: LPTH), a manufacturer and integrator of families of precision molded aspheric optics, GRADIUM® glass products, and high-performance fiber-optic collimators and isolators, today announced financial results for the fiscal third quarter ended March 31, 2010.

Third Quarter Highlights:

--  Net income for the third quarter of fiscal 2010 was approximately
    $12,000 compared to a loss of approximately $756,000 for the third quarter in fiscal 2009 and a net income of approximately $42,000 in the second quarter of fiscal 2010.
--  Revenue for the third quarter of fiscal 2010 was $2.7 million compared to $1.7 million for the third quarter of fiscal 2009 and $2.2 million in the second quarter of fiscal 2010.
--  Backlog scheduled to ship within the next 12 months is $3.9 million, an increase of $501,000 from March 31, 2009 and an increase of $1.6 million from June 30, 2009.
--  Gross margin was 47% for the third quarter of fiscal 2010 as compared to 43% for the second quarter of fiscal 2010 and increased from 25% for the third quarter in fiscal 2009.
--  EBITDA for the third quarter of fiscal 2010 improved to a gain of
    $397,000 compared to a gain of $363,000 in the second quarter of fiscal
    2010 and a loss of $483,000 in the third quarter of fiscal 2009.
--  Cash on hand as of March 31, 2010 was $543,000 as compared to $906,000 on December 31, 2009 and $580,000 on June 30, 2009.
--  Unit shipment volume in precision molded optics is up 82% in the third fiscal quarter of 2010 compared to the same period last year.

Mr. Jim Gaynor, President and CEO of LightPath, commented, "I am pleased to report LightPath has continued to demonstrate continued improvement posting its fifth consecutive quarter of improving financials with this quarter. Revenues continue to grow, gross margin continues to improve and expenses remain under control. Order activity remains strong with our backlog remaining comparably flat quarter to quarter on higher revenue. Unit volumes produced has grown substantially up 82% in the third quarter compared to one year ago. The best measure of our performance is EBITDA. We have included a chart that shows this improvement titled Financial Comparison of Selected P&L Items As Reported Compared to Excluded Items. This chart compares our results as reported, which includes the benefit of some non-recurring items, and our performance excluding these non-recurring items. Adjusted EBITDA, which is a non GAAP measure, has improved from negative $483,000 to $397,000 from one year ago, an improvement of $880,000. As we continue to grow our top line and increase our unit volume we anticipate continued margin improvement and profitability resulting from better fixed cost utilization and our previously announced direct cost improvements. During the third quarter of fiscal year 2010 we used net cash of $363,000 of cash, primarily for two reasons, first we invested in tooling and materials for new business which the customer has been slow to pay and second the flow of our shipments in the quarter was weighted more towards the end of the quarter. Both issues resulted in an increase in accounts receivable. We anticipate that this situation will be corrected in the coming quarter."

Mr. Gaynor continued, "We will continue to pursue the markets that offer substantial growth opportunity with our products that are designed for these markets. We are successfully implementing our strategic plan to penetrate these markets and along with continued aggressive cash management have positioned LightPath to become cash positive and reach its profitability goals."

Financial Results for Three Months Ended March 31, 2010

Revenue for the third quarter of fiscal 2010 totaled $2.7 million compared to $1.7 million for the third quarter of fiscal 2009, an increase of 61%. The increase from the third quarter of the prior fiscal year was primarily attributable to higher sales volumes of precision molded optics, gradium and isolators. Our precision molded optics sales units were significantly higher as a result of our increased production capability and our pursuit of high volume low cost lens business. Our current cost structure has allowed us to sell product at lower prices while improving gross margins. Growth in sales going forward is expected to be derived primarily from the precision molded optics product line, particularly our low cost lenses being sold in Asia.

Our gross margin percentage in the third quarter of fiscal 2010 compared to third quarter of fiscal 2009 increased to 47% from 25%. Total manufacturing cost of $1,409,000 was approximately $167,000 higher in the third quarter of fiscal 2010 compared to the same period of the prior fiscal year. This was due to costs to support higher sales volumes. Unit shipment volume in precision molded optics was up 82% in the third fiscal quarter of 2010 compared to the same period last year. This resulted in better absorption of overhead costs which results in improved fixed cost utilization which lowers our unit cost. Direct costs, which include material, labor and services increased to 25% of revenue in the third quarter of fiscal 2010, as compared to 21% of revenue in the third quarter of fiscal 2009 due to product mix changes including increased sales of isolators which have a higher material cost. Gross margins improved as a result of the cost reduction programs we have implemented, better production yields and efficiencies and improved overhead absorption with the increased volume.

During the third quarter of fiscal 2010 total costs and expenses were comparable to the same period in fiscal 2009 at $1,048,000 compared to $1,012,000. Included in total costs and expenses for the third quarter of fiscal 2010 were $817,000 in selling, general and administrative expenses. As a result total operating income for the third quarter of fiscal 2010 improved to $203,000 compared to a loss of $597,000 for the same period in fiscal 2009.

Net interest expense was approximately $191,000 in the third quarter of fiscal 2010 as compared to $159,000 in the third quarter of fiscal 2009. Approximately $419 of the interest expense for the third quarter of fiscal 2010 is attributable to our equipment term loan. The debentures issued on August 1, 2008 accounted for approximately $190,500 of interest during the quarter ended March 31, 2010 representing periodic interest at 8%, amortization and write-off of the related debt issuance costs and debt discount, and value of common shares and warrants issued as incentive to participate in the debenture placement and to induce the conversion of the debt to equity. This includes a $54,000 write off of debt issue costs, prepaid interest and debt discount for debentures converted into common stock during the quarter.

Net income for the third quarter of fiscal 2010 was $12,000 or $0.00 per basic and $0.00 per diluted common share, compared with a net loss of $756,000 or $0.11 per basic and diluted per common share for the same period in fiscal 2009. This represents a $768,000 decrease in net loss compared to the third quarter of fiscal 2009. Weighted-average shares outstanding increased to 8,232,496 in the third quarter of fiscal 2010 compared to 6,674,453 in the third quarter in fiscal 2009 primarily due to the issuance of shares of common stock related to a private placement in the first quarter of fiscal 2010.

Financial Results for Nine Months Ended March 31, 2010

Revenue for the first nine months of fiscal 2010 totaled $6.4 million compared to $5.9 million for the first nine months of fiscal 2009, an increase of 9%. The increase from the first nine months of the prior fiscal year was primarily attributable to higher sales volumes for precision molded optics and gradium offset by lower sales for isolators and collimators. Our precision molded optics sales units were significantly higher but our average selling price was lower. This is the result of our pursuit of the high volume low cost lenses. Our current cost structure has allowed us to sell product at lower prices while improving gross margins. Growth in sales going forward is expected to be derived primarily from the precision molded optics product line, particularly our low cost lenses being sold in Asia.

Our gross margin percentage in the first nine months of fiscal 2010 compared to the first nine months of fiscal 2009 increased to 45% from 26%. Total manufacturing cost of $3.6 million was $821,000 lower in the first nine months of fiscal 2010 compared to the same period of the prior fiscal year. This was due to lower production costs. Unit shipment volume in precision molded optics is up 137% in the first nine months of fiscal 2010 compared to the same period last year. This resulted in better absorption of overhead costs which results in improved fixed cost utilization which lowers our unit cost. Direct costs, which include material, labor and services, remained at 23% of revenue in the first nine months of fiscal 2010, as compared to the same period in the prior year. Gross margins improved as a result of the cost reduction programs we have implemented and better production yields and efficiencies.

During the first nine months of fiscal 2010 total costs and expenses decreased $864,000 to $3.0 million compared to $3.9 million for the same period in fiscal 2009. Included in total costs and expenses for the first nine months of fiscal 2010 were $2.3 million in selling, general and administrative expenses, which decreased $833,000 or 26% from $3.2 million for the same period in the prior fiscal year. This decrease in selling, general and administrative expenses included a reduction in salaries and benefits of $263,000 for the first nine months of fiscal 2010 compared to the same period in fiscal 2009 resulting from reduced headcount and salary reductions. The first four months of fiscal 2010 were at a four day work week and we returned to a five day work week starting in November 2009. We also had a $98,000 decrease in rental costs, a $54,000 decrease in accounting fees, a $29,000 decrease for insurance, a $30,000 decrease in stock compensation expense and a $33,000 decrease in travel expenses. We had higher investor relations expenses of $195,000 and higher legal expenses for payments in connection with recent litigation. Also, in the first nine months of fiscal 2010, we received two one-time payments totaling $556,000. The first payment of $276,000 was from our prior D&O insurance carrier, Reliance, as a reimbursement of legal expenses we previously incurred. The second receipt of $280,000 was from the sale of the balance of our insurance claim against Reliance.

Net interest expense was approximately $533,000 in the first nine months of fiscal 2010 as compared to $1,157,000 in the first nine months of fiscal 2009. Approximately $5,600 of the interest expense for the first nine months of fiscal 2010 is attributable to our equipment term loan and our capital equipment lease. The debentures issued in August 1, 2008 accounted for approximately $529,000 of interest during the nine months ended March 31, 2010 representing periodic interest at 8%, amortization and write-off of the related debt issuance costs and debt discount, and value of common shares and warrants issued as incentive to participate in the debenture placement and to induce the conversion of the debt to equity. On December 31, 2008, 25% of the debentures were converted into common stock and $304,382 of debt discount and $121,255 of debt issue costs were written-off to interest expense in the second quarter of fiscal 2009.

Net loss for the first nine months of fiscal 2010 was $653,000 or $0.08 per basic and diluted common share, compared with a net loss of $3.5 million or $0.58 per basic and diluted per common share for the same period in fiscal 2009. This represents a $2.9 million decrease in net loss compared to the first nine months of fiscal 2009. Weighted-average shares outstanding increased to 7,901,156 in the first nine months of fiscal 2010 compared to 5,993,114 in the first nine months in fiscal 2009 primarily due to the issuance of shares of common stock related to the private placement in the first quarter of fiscal 2010.

Cash and cash equivalents totaled $543,000 at March 31, 2010. Total current assets and total assets at March 31, 2010 were $4.2 million and $6.9 million compared to $3.3 million and $5.8 million, respectively, at June 30, 2009. Total current liabilities and total liabilities at March 31, 2010 were $1.8 million and $4.0 million compared to $2.0 million and $4.1 million, respectively, for June 30, 2009. As a result, the current ratio as of March 31, 2010 improved to 2.31 to 1 compared to 1.59 to 1 as of June 30, 2009. Total stockholders' equity at March 31, 2010 totaled $2.9 million compared to $1.7 million at June 30, 2009.

As of March 31, 2010 our backlog of orders scheduled to ship in the next 12 months, was $3.9 million compared to $2.3 million as of June 30, 2009.

Jim Gaynor concluded, "Our results for the third fiscal quarter of 2010 are a result of the dedication, hard work and effort by the team at LightPath to control costs, mitigate expenses and bring the right new products to our defined markets. We are seeing the effect of increased unit volumes in precision molded optics and these volumes are improving the absorption of our fixed costs and reducing cash usage in operations. With our current operating efficiencies and low cost structure our focus will continue to be on revenue growth."

"Our efforts to penetrate high volume lower cost commercial markets in Asia show tremendous promise for this fiscal year and we are excited by the acceptance of the new lenses we have recently introduced. Going forward we will continue to focus on these market opportunities and on implementing new distribution channels to expand our presence in the Asian precision optic lens market."

Investor Conference Call and Webcast Details:

LightPath will host an audio conference call and webcast on Thursday, May 6th at 4:00 p.m. EDT to discuss the Company's financial and operational performance for the third quarter of fiscal year 2010.

Conference Call Details
Date: Thursday, May 6, 2010
Time: 4:00 p.m. (EDT)
Dial-in Number: 1-877-407-8033
International Dial-in Number: 1-201-689-8033

It is recommended that participants dial-in approximately 5 to 10 minutes prior to the start of the 4:00 p.m. call. A transcript archive of the webcast will be available for viewing or download on the company web site shortly after the call is concluded.

About LightPath Technologies

LightPath manufactures optical products including precision molded aspheric optics, GRADIUM® glass products, proprietary collimator assemblies, laser components utilizing proprietary automation technology, higher-level assemblies and packing solutions. LightPath has a strong patent portfolio that has been granted or licensed to us in these fields. LightPath common stock trades on the NASDAQ Capital Market under the stock symbol LPTH. For more information visit www.lightpath.com

The discussions of our results as presented in this release include use of the terms "EBITDA" and "gross margin." Gross margin is determined by deducting the cost of sales from operating revenue. Cost of sales includes manufacturing direct and indirect labor, materials, services, fixed costs for rent, utilities and depreciation, and variable overhead. Gross margin should not be considered an alternative to operating income or net income, which are determined in accordance with Generally Accepted Accounting Principles ("GAAP"). We believe that gross margin, although a non-GAAP financial measure is useful and meaningful to investors as a basis for making investment decisions. It provides investors with information that demonstrates our cost structure and provides funds for our total costs and expenses. We use gross margin in measuring the performance of our business and have historically analyzed and reported gross margin information publicly. Other companies may calculate gross margin in a different manner.

EBITDA is a non-GAAP financial measure used by management, lenders and certain investors as a supplemental measure in the evaluation of some aspects of a corporation's financial position and core operating performance. Investors sometimes use EBITDA as it allows for some level of comparability of profitability trends between those businesses differing as to capital structure and capital intensity by removing the impacts of depreciation, amortization and interest expense. EBITDA also does not include changes in major working capital items such as receivables, inventory and payables, which can also indicate a significant need for, or source of, cash. Since decisions regarding capital investment and financing and changes in working capital components can have a significant impact on cash flow, EBITDA is not a good indicator of a business's cash flows. We use EBITDA for evaluating the relative underlying performance of the Company's core operations and for planning purposes. We calculate EBITDA by adjusting net loss to exclude net interest expense, income tax expense or benefit, depreciation and amortization, thus the term "Earnings Before Interest, Taxes, Depreciation and Amortization" and the acronym "EBITDA."

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding our ability to expand our presence in certain markets, future sales growth, continuing reductions in cash usage and implementation of new distribution channels. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:
LightPath Technologies, Inc.
Jim Gaynor
President & CEO
or
Dorothy Cipolla
CFO
+1 (407) 382-4003
dcipolla@lightpath.com

                        LIGHTPATH TECHNOLOGIES, INC.
                                  EBITDA
                                (Unaudited)

                        Three months ended          Nine months ended
                             March 31,                  March 31,
                        2010          2009          2010          2009
                    ------------- ------------  ------------  ------------

Net Income (loss)   $      12,052 $   (756,175) $   (652,645) $ (3,505,492)
Depreciation and
 amortization             193,795      111,587       497,226       432,505
Interest expense          191,461      161,330       534,449     1,173,578
                    ------------- ------------  ------------  ------------
  EBITDA            $     397,308 $   (483,258) $    379,030  $ (1,899,409)
                    ============= ============  ============  ============

    Financial Comparison of Selected Profit and Loss Items As Reported
                        Compared to Excluded Items

                                                 (000's)
                               Q3 2009  Q4 2009  Q1 2010  Q2 2010  Q3 2010
As reported:
Revenue                          1,657    1,590    1,557    2,226    2,660
Gross profit                       415      530      669      958    1,251
    %                               25%      33%      43%      43%      47%
Total costs and expenses         1,012      690    1,196      754    1,048
Net income (loss)                 (756)    (318)    (706)      42       12
EBITDA                            (483)     (21)    (382)     363      397

One time items **                    0     (274)     132     (298)     (36)

Excluding non-recurring items:
Revenue                          1,657    1,590    1,557    2,226    2,660
Gross profit                       415      530      669      889    1,251
    %                               25%      33%      43%      40%      47%
Total costs and expenses         1,012      964    1,064      984    1,084
Net income (loss)                 (756)    (592)    (574)    (257)     (24)
EBITDA excluding non recurring
 items                            (483)    (295)    (250)      65      361

** Non-recurring items include: D&O insurance claim proceeds, legal expenses related to litigation settlement, business interuption payments for Shanghai plant move and other miscellaneous items.

                       LIGHTPATH TECHNOLOGIES, INC.
                        Consolidated Balance Sheets

                                                  Unaudited
                                                  March 31,     June 30,
                    Assets                          2010          2009
                                                ------------  ------------
Current assets:
  Cash and cash equivalents                     $    542,891  $    579,949
  Trade accounts receivable, net of allowance
   of $24,423 and $26,131                          1,975,213       973,634
  Inventories, net                                 1,090,325       983,278
  Other receivables                                        -       183,413
  Prepaid interest expense                           219,653       366,219
  Prepaid expenses and other assets                  360,363       173,882
                                                ------------  ------------
        Total current assets                       4,188,445     3,260,375
  Property and equipment - net                     2,339,754     2,024,571
  Intangible assets - net                            142,218       166,869
  Debt costs, net                                    190,150       299,080
  Other assets                                        37,813        78,701
                                                ------------  ------------
               Total assets                     $  6,898,380  $  5,829,596
                                                ============  ============
      Liabilities and Stockholders' Equity
Current liabilities:
  Accounts payable                              $  1,316,090  $  1,376,599
  Accrued liabilities                                180,000       181,318
  Accrued payroll and benefits                       318,594       332,609
  Note payable, current portion                            -       152,758
  Capital lease obligation, current portion                -         5,050
                                                ------------  ------------
        Total current liabilities                  1,814,684     2,048,334

Deferred rent                                        594,710       644,056
8% convertible debentures to related parties,
 net of debt discount                                195,294       175,255
8% convertible debentures, net of debt discount    1,386,622     1,270,725
                                                ------------  ------------
             Total liabilities                     3,991,310     4,138,370
                                                ------------  ------------

Stockholders' equity:
  Preferred stock: Series D, $.01 par value,
   voting; 5,000,000 shares authorized; none
   issued and outstanding                                 --            --
  Common stock: Class A, $.01 par value,
   voting; 40,000,000 shares authorized;
   8,281,530 and 6,696,992 shares issued and
   outstanding, respectively                          82,815        66,970
  Additional paid-in capital                     205,015,867   203,151,364
  Foreign currency translation adjustment             46,374        58,233

  Accumulated deficit                           (202,237,986) (201,585,341)
                                                ------------  ------------
        Total stockholders' equity                 2,907,070     1,691,226
                                                ------------  ------------
        Total liabilities and stockholders'
         equity                                 $  6,898,380  $  5,829,596
                                                ------------  ------------

                       LIGHTPATH TECHNOLOGIES, INC.
                  Consolidated Statements of Operations
                                (Unaudited)

                          Three months ended         Nine months ended
                               March 31,                 March 31,
                           2010         2009         2010         2009
                        -----------  -----------  -----------  -----------

Product sales, net      $ 2,660,415  $ 1,656,889  $ 6,443,848  $ 5,899,853
Cost of sales             1,409,356    1,242,291    3,566,230    4,387,283
                        -----------  -----------  -----------  -----------
       Gross margin       1,251,059      414,598    2,877,618    1,512,570
Operating expenses:
  Selling, general and
   administrative           816,957      816,805    2,322,422    3,155,255
  New product
   development              222,607      184,111      650,281      686,579
  Amortization of
   intangibles                8,217        8,217       24,651       24,651
  Loss (Gain) on sale of
   property and
   equipment                      -        2,463            -       (5,244)
                        -----------  -----------  -----------  -----------
       Total costs and
        expenses          1,047,781    1,011,596    2,997,354    3,861,241
                        -----------  -----------  -----------  -----------
       Operating income
        (loss)              203,278     (596,998)    (119,736)  (2,348,671)
Other income (expense):
  Interest expense          (54,272)     (48,932)    (152,083)    (392,315)
  Interest expense -
   debt discount            (98,107)     (80,378)    (273,436)    (558,699)
  Interest expense -
   debt costs               (39,082)     (32,020)    (108,930)    (222,564)
  Investment and other
   income                       235        2,153        1,540       16,757
                        -----------  -----------  -----------  -----------
  Total other expense,
   net                     (191,226)    (159,177)    (532,909)  (1,156,821)

                        -----------  -----------  -----------  -----------
    Net income (loss)   $    12,052  $  (756,175) $  (652,645) $(3,505,492)
                        ===========  ===========  ===========  ===========
Income (Loss) per
 common share (basic)   $      0.00  $     (0.11) $     (0.08) $     (0.58)
                        ===========  ===========  ===========  ===========
Number of shares used
 in per share
 calculation (basic)      8,232,496    6,674,453    7,901,156    5,993,114
                        ===========  ===========  ===========  ===========
Income (Loss) per
 common share (diluted) $      0.00  $     (0.11) $     (0.08) $     (0.58)
                        ===========  ===========  ===========  ===========
Number of shares used
 in per share
 calculation (diluted)    9,339,878    6,674,453    7,901,156    5,993,114
                        ===========  ===========  ===========  ===========

          LIGHTPATH TECHNOLOGIES, INC.
     Consolidated Statements of Cash Flows          Nine months ended
                  (Unaudited)                            March 31,
                                                --------------------------
                                                    2010          2009
                                                ------------  ------------
Cash flows from operating activities
Net loss                                        $   (652,645) $ (3,505,492)
Adjustments to reconcile net loss to net cash
 used in operating activities:
       Depreciation and amortization                 497,226       432,505
       Interest from amortization of debt
        discount                                     273,436       558,699
       Fair value of warrants issued to induce
        debenture conversion                               -       215,975
       Interest from amortization of debt costs      108,930       222,564
       Issuance of common stock for interest on
        convertible debentures                             -        97,633
       Common stock issued for legal settlement       50,000             -
       Gain on sale of property and equipment              -        (5,244)
       Stock based compensation                      110,508       106,241
       Provision for doubtful accounts
        receivable                                    (1,708)         (558)
       Deferred rent                                 (49,346)       (2,752)
       Common stock issued for payment of
        consulting services                          150,000        49,800
Changes in operating assets and liabilities:
   Trade accounts receivables                       (999,871)      282,465
   Other receivables                                 183,413             -
   Inventories                                      (107,047)      115,585
   Prepaid expenses and other assets                     973           686
   Accounts payable and accrued liabilities          (75,842)     (750,833)
                                                ------------  ------------
                  Net cash used in operating
                   activities                       (511,973)   (2,182,726)
                                                ------------  ------------

Cash flows from investing activities
   Purchase of property and equipment               (787,758)     (123,884)
   Proceeds from sale of equipment                         -        37,791
                                                ------------  ------------
                  Net cash used in investing
                   activities                       (787,758)      (86,093)

Cash flows from financing activities
   Proceeds from exercise of stock options             8,393             -
   Proceeds from sale of common stock, net of
    costs                                          1,417,090             -
   Proceeds from sale of common stock from
    employee stock purchase plan                       6,857        14,220
   Borrowings on 8% convertible debenture, net of
    issuance costs                                         -     2,672,430
   Payments on secured note payable                        -      (260,828)
   Payments on capital lease obligation               (5,050)      (13,717)
   Payments on note payable                         (152,758)     (125,118)
                                                ------------  ------------
Net cash provided by financing activities          1,274,532     2,286,987
                                                ------------  ------------
Effect of exchange rate on cash and cash
 equivalents                                         (11,859)        3,443
                                                ------------  ------------

Increase (decrease) in cash and cash
 equivalents                                         (37,058)       21,611

Cash and cash equivalents, beginning of period       579,949       358,457
                                                ------------  ------------

Cash and cash equivalents, end of period        $    542,891  $    380,068
                                                ============  ============
Supplemental disclosure of cash flow
 information:
   Interest paid in cash                        $      3,477  $     31,568
   Income taxes paid                                   5,100             -
Supplemental disclosure of non-cash investing
 & financing activities:
     Convertible debentures converted into
      common stock                                   137,500       732,250
     Fair value of warrants issued to broker of
      debt financing                                       -       194,057
     Fair value of warrants and incentive
      shares issued to debenture holders                   -       790,830
     Intrinsic value of beneficial conversion
      feature underlying convertible
      debentures                                           -       600,635

                       LIGHTPATH TECHNOLOGIES, INC.
              CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                     Nine months ended March 31, 2010
                                (Unaudited)

                                       Class A                Additional
                                     Common Stock               Paid-in
                                Shares          Amount          Capital
                            --------------- --------------- --------------
Balance at June 30, 2009          6,696,992 $        66,970 $  203,151,364

Issuance of common stock
 for:
   Employee Stock Purchase
    Plan                              8,910              89          6,768
   Vested restricted stock
    units                            20,000             200           (200)
   Exercise of employee
    stock options                     7,993              80          8,313
   Conversion of debentures          89,286             893        136,607
   Cashless exercise of
    warrants                         63,622             636           (636)
   Settlement of litigation          26,455             265         49,735
   Consulting services               69,445             694        149,306
Stock based compensation on
 stock options and
 restricted stock units                   -               -        110,508
Sale of common stock and
 warrants, net                    1,298,827          12,988      1,404,102
Foreign currency
 translation adjustment                   -               -              -
Net loss                                  -               -              -
       Comprehensive loss

                            --------------- --------------- --------------
Balance at March 31, 2010         8,281,530 $        82,815 $  205,015,867
                            =============== =============== ==============

                               Foreign
                               Currency                          Total
                             Translation      Accumulated    Stockholders
                              Adjustment        Deficit         Equity
                            --------------  --------------  --------------
Balance at June 30, 2009    $       58,233  $ (201,585,341) $    1,691,226

Issuance of common stock
 for:
   Employee Stock Purchase
    Plan                                 -               -           6,857
   Vested restricted stock
    units                                -               -               -
   Exercise of employee
    stock options                        -               -           8,393
   Conversion of debentures              -               -         137,500
   Cashless exercise of
    warrants                             -               -               -
   Settlement of litigation              -               -          50,000
   Consulting services                   -               -         150,000
Stock based compensation on
 stock options and
 restricted stock units                  -               -         110,508
Sale of common stock and
 warrants, net                           -               -       1,417,090
Foreign currency
 translation adjustment            (11,859)              -         (11,859)
Net loss                                 -        (652,645)       (652,645)
                                                            --------------
       Comprehensive loss                                         (664,504)

                            --------------  --------------  --------------
Balance at March 31, 2010   $       46,374  $ (202,237,986) $    2,907,070
                            ==============  ==============  ==============

Contacts:
LightPath Technologies, Inc.
Jim Gaynor
President & CEO
or
Dorothy Cipolla
CFO
+1 (407) 382-4003
dcipolla@lightpath.com